Exhibit 99.1

Equus Total Return, Inc. Announces Repurchase of Shares Resulting in Increase in Net Asset Value per Share

HOUSTON, TX - September 16, 2008 - Equus Total Return, Inc. (NYSE: EQS) (the "Fund") has repurchased an aggregate of 423,960 shares of its common stock, representing 4.9% of its outstanding shares, from unaffiliated third parties in a private transaction. In compliance with federal law, the sale was effected at the shares' market price computed as the 5-day volume-weighted average closing price prior to the date of sale, which was September 11, 2008. The shares were repurchased at a discount to the Fund's net asset value and subsequently retired. This increased the net asset value per share (as adjusted for cash and share dividends to be paid in the third quarter) from approximately $11.78 to $12.02.

In the Fund's quarterly report for the period ended June 30, 2008, in its last annual report mailed to shareholders on or about April 30, 2008, and in other public documents, the Fund informed shareholders of its intention to possibly repurchase a portion of its stock. The disclosures stated that the Board of Directors has determined that it would be in the best interest of the stockholders for the Fund to be authorized to attempt to reduce or eliminate the market value discount from net asset value. Accordingly, from time to time the Fund may, but is not required to, repurchase its shares in an attempt to reduce or eliminate the discount or to increase the net asset value of the remaining shares.

Discussing the present share repurchase, Kenneth I. Denos, the Fund's CEO and President, commented that: "With the Fund's shares currently trading at a significant discount from their net asset value, we viewed the share repurchase as a prudent use of the Fund's resources."

The Fund's share repurchase was not made in a manner or on a basis which discriminates unfairly against any Fund shareholders.

Equus Total Return, Inc. is a business development company that trades as a closed-end fund on the New York Stock Exchange, under the symbol "EQS". Additional information on Equus Total Return, Inc. may be obtained from the Equus website at www.equuscap.com.

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